

Jean-Michel Basquiat
(1960 - 1988)



This piece features Basquiat's iconic crown motif, and was made in 1982—the most desirable year for Basquiat works at auction historically. Varying in scale and iconography, seven of his top ten auction records are on works from '82.

INVESTMENT THESIS

Initial Offering Price
$5,550,000

Offering Circular
sec.gov

Similar Sales | Record Price



$8.0m
$6.0m
$4.0m
$2.0m
$0.0m
84
89
94
99
04
09
14
19
24

Price Appreciation of Similar Works
14.1%

Sharpe Ratio (1995-2024)	watch video
Jean-Michel Basquiat	▲0.97
S&P 500	0.54

27% Progress

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Jean-Michel Basquiat
(1960 - 1988)

Why we like this offering

1. The Artwork is a prime example of Jean-Michel Basquiat's collaged Xerox paintings.
2. Auction records for artworks similar in style, size and period are led by *Untitled (Portrait of Famous Ballplayer) (1981)*, which sold for $7,892,500 at Phillips in May 2024, followed by *Three Delegates (1982)*, which sold for $6,695,460 at Christie's in February 11, 2015, and *Justcome Suit* (1983), which sold for $6,691,711 at Sotheby's in October 2020.
3. 2024 has seen a continuation of strong auction sales for paintings by Basquiat, with turnover exceeding $120 million only mid-way through the year. Since the beginning of 2018, more than $1 billion worth of Basquiat paintings have transacted at auction.
4. Jean-Michel Basquiat frequently used Xerox photocopies of drawings he made in his paintings and created a number of works where they became the primary focal point of the paintings. His unique application of the photocopying process is an important predecessor for digital artists.
5. The Artwork features Jean-Michel Basquiat's trademark crown motif. Atop the heads of the figures, Basquiat pays homage to the origins of art. Jean-Michel Basquiat deconstructs hierarchies of painting by incorporating Xeroxed drawings and raw paper pulp onto his composition, in which he also literally crowns prehistoric aesthetics.
6. The gestural style of the Artwork recalls the celebrated works of Cy Twombly, an artist a generation before him, in particular his painting Ferragosto (1961).
7. The Artwork is a large-scale horizontal canvas painting, which features a large red and blue crown and the roman numerals "I IV IV" in the upper left, a splattered black bird-like form layered with paper pulp in the upper right, and loose, abstract brushstrokes in shades of blue, black and brown. Below, Jean-Michel Basquiat collages 13 small Xeroxed drawings topped with pencil markings of naked men holding arrows and wearing a crown to form an army or a group of hunters across the bottom half of the composition.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$127,753,237	22	$98,000,000

Turnover by Year


431.7M
323.8M
215.8M
107.9M
13
14
15
16
17
18
19
20
21
22
23
24

Lots Auctioned

Sold Unsold


76
57
38
19
13
14
15
16
17
18
19
20
21
22
23
24

Initial Offering Price **$5,550,000**

Offering Circular **sec.gov/edgar**

Painting





About Jean-Michel Basquiat

Jean-Michel Basquiat (b. 1960 - d. 1988, New York) is widely considered one of the most important artists of the late-twentieth century and is best known for exploring themes of Black identity in America, colonization, and consumerism in his Neo-Expressionist paintings. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown New York art scene.

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JEAN-MICHEL
BASQUIAT

b. 1960 – d. 1988, UNITED STATES



Xerox, paint, and pencil on wood | 60 × 72 in.

Jean-Michel Basquiat is widely considered one of the most important artists of the late-twentieth century and is best known for exploring themes of Black identity in America, colonization, and consumerism in his Neo-Expressionist paintings.

$5,550,000
INITIAL OFFERING

14.1% HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]	**▲0.97** SHARPE RATIO[3]
31.6% ANNUAL GROWTH OF RECORD PRICE[3]	**16.8%** MEDIAN REPEAT SALE PAIR APPRECIATION[4]

The Artwork is a prime example of Jean-Michel Basquiat's collaged Xerox paintings. Jean-Michel Basquiat frequently used Xerox photocopies of drawings he made in his paintings and created a number of works where they became the primary focal point of the paintings. His unique application of the photocopying process is an important predecessor for digital artists. The Artwork features Jean-Michel Basquiat's trademark crown motif. Atop the heads of the figures, Basquiat pays homage to the origins of art. Jean-Michel Basquiat deconstructs hierarchies of painting by incorporating Xeroxed drawings and raw paper pulp onto his composition, in which he also literally crowns prehistoric aesthetics. The gestural style of the Artwork recalls the celebrated works of Cy Twombly, an artist a generation before him, in particular his painting Ferragosto (1961). 1982 is a highly desirable year for paintings by Jean-Michel Basquiat; seven of his top ten auction records were created in 1982. The Artwork is a large-scale horizontal canvas painting, which features a large red and blue crown and the roman numerals "I IV IV" in the upper left, a splattered black bird-like form layered with paper pulp in the upper right, and loose, abstract brushstrokes in shades of blue, black and brown. Below, Jean-Michel Basquiat collages 13 small Xeroxed drawings topped with pencil markings of naked men holding arrows and wearing a crown to form an army or a group of hunters across the bottom half of the composition. Auction records for artworks similar in style, size and period are led by Untitled (Portrait of Famous Ballplayer) (1981), which sold for $7,892,500 at Phillips New York on May 14, 2024, followed by Three Delegates (1982), which sold for $6,695,460 (£4,394,500) at Christie's London on February 11, 2015, and Justcome Suit (1983), which sold for $6,691,711 (£5,081,250) at Sotheby's London on October 21, 2020.

THE ARTIST'S AUCTION RECORDS ARE LED BY UNTITLED (1982), WHICH SOLD FOR $110,487,500 AT SOTHEBY'S NEW YORK ON MAY 18, 2017, IN THIS CASE (1983), WHICH SOLD FOR $93,105,000 AT CHRISTIE'S NEW YORK ON MAY 11, 2021, AND UNTITLED (1982), WHICH HAMMERED FOR $85,000,000 AT PHILLIPS NEW YORK ON MAY 18, 2022.

In 1992, the Whitney Museum in New York held the first retrospective of Jean-Michel Basquiat. Since then, many institutions have organized solo exhibitions about the artist, including In 2018, the Brooklyn Museum hosted a one-work show of Untitled (1982), which sold at Sotheby's New York on May 18, 2017, for a record price of $110,487,500. Basquiat's works are held in the permanent collections of major institutions around the world, including the Metropolitan Museum of Art, the Whitney Museum of American Art, and the Museum of Modern Art in New York, the Museum of Contemporary Art and The Broad in Los Angeles, the Guggenheim Abu Dhabi, and the Louis Vuitton Foundation in Paris, among many others. 2024 has seen a continuation of strong auction sales for paintings by Basquiat, with turnover exceeding $120 million only mid-way through the year. Since the beginning of 2018, more than $1 billion worth of Basquiat paintings have transacted at auction. The artist's auction records are led by Untitled (1982), which sold for $110,487,500 at Sotheby's New York on May 18, 2017, In This Case (1983), which sold for $93,105,000 at Christie's New York on May 11, 2021, and Untitled (1982), which hammered for $85,000,000 at Phillips New York on May 18, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


7892500
6695460
6691710
4409572
3719019
2994138
1925563
1360000
1412060
965000
762734
214335
30151
308000
198000
130035
321500
276818
311715
253000
1/1/1990
1/1/2000
1/1/2010
1/1/2020
Implied Historical Growth

Jean-Michel Basquiat (b. 1960, New York - d. 1988, New York) is widely considered one of the most important artists of the late-twentieth century and is best known for exploring themes of Black identity in America, colonization, and consumerism in his Neo-Expressionist paintings. Born in Brooklyn, New York, to a Puerto Rican mother and Haitian father, he experienced several formative moments as a child, which influenced his artwork. At just eight years old, he was struck by a car and suffered a broken arm and internal injuries, so his mother bought him a copy of Gray's Anatomy to better understand his injuries. The seminal medical textbook became one of the most common references throughout Basquiat's artwork. His mother more directly influenced his artistic sensibilities by regularly taking him to museums such as the Brooklyn Museum of Art, where he enrolled as a Junior Member at the age of six. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown art scene. In 1981, he was included in a groundbreaking exhibition at MoMA PS1 in Long Island City, New York/New Wave, curated by Diego Cortez. Shortly after the MoMA PS1 exhibition, Basquiat was offered a studio and stipend by the gallerist Annina Noisei, who organized his first solo show at her eponymous gallery in 1982. That same year, Basquiat traveled to Los Angeles and began to work on his first show for the famed Gagosian Gallery. By the time the New York Times Magazine published a profile of Basquiat, titled New Art, New Money, in 1985, his position as one of the most influential artists of the decade had already been solidified. Basquiat idolized Andy Warhol since his SAMO days and, following an introduction by gallerist Bruno Bishoffberger, the two became close friends. Warhol's untimely death in 1987 greatly distressed







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Jean-Michel Basquiat with the following criteria: Works on canvas created between 1981 and 1983 with Xerox paper collage that measure between 40 inches by 40 inches and 80 inches by 80 inches, excluding works with visible wooden support, collaborations with elaborate full figures or heads, works with sparse compositions, works with extensive text, multi canvas works and Untitled (1981) from the July 12, 2022 sale for an untrusted sale result. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 14.1% CAGR implied from selected sales occurring from June 15, 1988, to May 14, 2024.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Jean-Michel Basquiat have a record price compound annual growth rate ("CAGR") of 31.6% from November 2, 1984 to June 30, 2024. This calculation is based on (i) a record price of $1,800 on November 2, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $98,000,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Jean-Michel Basquiat is 16.8%, which is based on 100 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Jean-Michel Basquiat was May 8, 1996 and ending on the last date a repeat sale occurred for such artist, which in the case of Jean-Michel Basquiat was May 13, 2024. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Jean-Michel Basquiat has a risk-adjusted appreciation of 0.97. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.